                                                                   Exhibit 99.11

March 24, 1999

Mr. Harlan B. Plumley
83 Ferncroft Road
Waban, MA  02168

Dear Harlan:

The Board of Directors (the "Board") of Marcam Solutions, Inc. (the "Company") believes that, given the changes to the Company currently being considered by the Board and the possibility that the Company may receive proposals from third parties with respect to its future, it is important to the Company that your management and technical skills continue to be available to the Company and that you be able to assess and advise the Board whether such proposals would be in the best interests of the Company and its shareholders and to take such other actions regarding such proposals as the Board might determine to be appropriate.

The Board has therefore authorized this Agreement as a means of assuring you, that in the event your employment is terminated within twelve months after a Change in Control of the Company, as defined below, you will be entitled to receive the items set forth below. This Agreement is designed to assure the Company that it will have your continued management efforts, dedication and the availability of your advice and counsel, notwithstanding the potential results of the changes being considered or proposals from such third parties. The effective date of this Agreement is as set forth above. In consideration of the foregoing and for other good and valuable consideration, the Company and you hereby agree as follows:

1. If within twelve (12) months after a Change in Control (as defined below) of the Company, your employment with the Company (including its subsidiaries or affiliates) is (a) terminated by the Company for any reason other than (i) your gross dereliction of duty, or (ii) criminal or civil judgment which, in the Company's or its successor's good faith judgment, renders you unsuitable for such employment, or (b) terminated by you for Good Reason (as defined below), then:

         a) the Company will pay you as termination compensation, within thirty
         (30) days after such termination, a lump sum equal to (i) one year's then current base salary, plus (ii) an amount equal to your salary on a per diem basis for any outstanding vacation earned but not taken through the date of your termination, plus (iii) any award previously made to you under your then current bonus plan and not previously paid to you;

         b) the termination date shall be treated as a "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") and should you elect continuation of coverage under the Company's health plans in accordance with COBRA, the Company agrees to pay COBRA payments for a period of one (1) year from the

Harlan B. Plumley
March 24, 1999
Page 2

         termination date;

         c) notwithstanding any provisions of the Company's 1997 Stock Plan, or of any other incentive stock option plans or non-qualified stock option plans which may subsequently be adopted (collectively, the "Plans") or any agreements thereunder, all stock options granted to you under the Plans and not then vested shall in such event and at such time become immediately vested and exerciseable as of the date of termination and the period of time in which to exercise such options shall be extended through the balance of the term of the stock option; and

         d) the Company shall pay your normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements.

         In the event your employment with Company is terminated as a result of
i) your gross dereliction of duty or ii) criminal or civil judgment which, in the Company's or its successor's good faith judgment, renders you unsuitable for such employment or if you die, become disabled or voluntarily leave the Company for other than Good Reason as defined below, you shall not be entitled to any compensation or benefits following the date of such termination, other than compensation and benefits required to be paid or provided by law and payment of the your normal post-termination benefits in accordance with the Company's retirement, insurance and other benefit plans and arrangements.

2. "Change in Control" means the occurrence of any of the following events during the Term:

         a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of the combined corporation or person immediately after such transaction are held in the aggregate by the holders of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company ("Voting Stock") immediately prior to such transaction;

         b) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of the Voting Stock of the Company immediately prior to such sale or transfer;

         c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) or the 1934 Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13d-3 or any successor rule or regulation promulgated under the 1934 Act) of securities representing 25% or more of the Voting Stock;

         d) The Company files a report or proxy statement with the Securities and Exchange

Harlan B. Plumley
March 24, 1999
Page 3


         Commission pursuant to the 1934 Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

         e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director of the Company first elected during such period was approved by a vote of at least two-thirds of the directors then still in office who were directors of the Company at the beginning of any such period;

         provided, however, that notwithstanding the foregoing provisions (c) and (d) of this Section 2, a "Change in Control" shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the 1934 Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 25% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

3. For purposes of this Agreement, "Good Reason" shall mean any of the following:

         a) a reduction in the rate of your salary or in some other form of your compensation or benefits, including failure to continue any incentive compensation or employee benefit or stock option or purchase plan, without providing an appropriate substitute therefor of equal value to you,

         b) a substantial adverse change in (i) the nature or scope of your duties, responsibilities, powers or authority or (ii) your title, position or status,

         c) the relocation by the Company or its successor of your office to any place outside the thirty (30) mile radius from your present principal site of employment with the Company,

         d) a material breach by the Company or its successor of any employment, compensation or similar agreement between you and the Company, or

         e) failure of the Company or its successor to give you, within ten (10) days after your written request therefor, written assurance of its intention to honor this Agreement.

4. The terms and conditions of the Marcam Solutions Employee Agreement on Ideas, Inventions, Confidential Information and Non-Competition (the "Employee Agreement"), or

Harlan B. Plumley
March 24, 1999
Page 4


successor agreement, which you signed upon the commencement of employment shall survive the termination of your employment.

5. In the event of the termination of your employment under the circumstances described in the lead in to Section 1, the arrangements provided for by this Agreement, by any stock option or other agreement between the Company or any of its subsidiaries and you in effect at the time, and by any other applicable plan of the Company or any of its subsidiaries will constitute the entire obligation of the Company to you and performance thereof by the Company will constitute full settlement of any claim that you might otherwise assert against the Company or any of its subsidiaries on account of such termination. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of payments provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the termination of your employment with the Company or one of its subsidiaries.

6. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company. Neither this Agreement nor any rights arising hereunder may be assigned or pledged by you during your lifetime. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live other than amounts the payment of which is by its terms determined with respect to your death, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

7. This Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing signed by you and such officer as may be specifically designated by the Board. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.







                        (space left intentionally blank)

Harlan B. Plumley
March 24, 1999
Page 5



If you are in agreement with the foregoing, please so indicate by signing and returning to the Company the original of this Agreement, whereupon this shall constitute a binding agreement between you and the Company. The second copy is for your files.


                                            Very truly yours,

                                            Marcam Solutions, Inc.

                                            By:    /s/ Jonathan C. Crane
                                               ---------------------------
                                            Name:  Jonathan C. Crane


Agreed:

By: /s/ Harlan B. Plumley
   ------------------------
   Harlan B. Plumley